EXHIBIT 5.2

  OPINION REGARDING TAX MATTERS


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                                                                    June 4, 1999

First Union Capital Markets Corp.
301 South College Street
Charlotte, North Carolina 28288

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292-2015

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

              Re: Mortgage Lenders Network Home Equity Loan Trust 1999-1 Asset Backed Notes, Series 1999-1, Class A-1and Class A-2

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain notes denominated as Mortgage Lenders Network Home Equity Loan Trust 1999-1, Series 1999-1 Notes, Class A-1 and Class A-2 (the "Notes") pursuant to the terms of the Indenture (the "Indenture"), dated as of June 1, 1999, between the Mortgage Lenders Network Home Equity Loan Trust 1999-1 (the "Issuer") and Norwest Bank Minnesota, National Association, as indenture trustee (the "Indenture Trustee"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

                  As special tax counsel, we have examined such documents as deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) an executed copy of the Indenture and the exhibits attached thereto and (b) certain representations and warranties made by Mortgage Lenders Network USA, Inc. and the Issuer.

                  We do not purport to express an opinion on any laws other than the federal income tax law of the United States of America. No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state.


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                  In our examination we have assumed the genuineness of all
signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated in the Basic Documents has been the subject of any Treasury regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that for federal income tax purposes:

                  (1) The Notes will properly be treated as indebtedness for federal income tax purposes;

                  (2) Neither the Issuer nor the Mortgage Pool will be characterized as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

                  We consent to reliance on this opinion letter by you and by Richards, Layton & Finger, for the purpose of issuing their opinion with respect to the tax treatment of the Trust under Delaware law. Except as provided in the proceeding sentence, this opinion letter may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.


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                                                     Very truly yours,

                                                     /s/ Dewey Ballantine LLP
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                                                         Dewey Ballantine LLP
















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